Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-150981 on Form S-8 of Peapack-Gladstone Financial Corporation of our report dated June 29, 2017, appearing in this Annual Report on Form 11-K of the Peapack-Gladstone Bank Employees’ Savings and Investment Plan for the year ended December 31, 2016.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

New York, New York

June 29, 2017